EXHIBIT 10.1

CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of March 25, 2022 (this “Agreement”), by and among COMMUNICATIONS SYSTEMS, INC., a Minnesota corporation (the “Parent”), Equiniti Trust Company, as Rights Agent (the “Rights Agent”), and Richard A. Primuth, in his capacity as the initial CVR Holders’ Representative (the “CVR Holders’ Representative”).

Recitals

WHEREAS, the Parent, Helios Merger Co., a Delaware corporation and direct wholly owned subsidiary of the Parent (the “Merger Sub”), and Pineapple Energy, LLC, a Delaware limited liability company (the “Company”), entered into an Agreement and Plan of Merger dated as of March 1, 2021 (as may be amended or restated from time-to-time, the “Merger Agreement”), pursuant to which the Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a subsidiary of the Parent;

WHEREAS, pursuant to the Merger Agreement, the Parent agreed to issue and distribute to the Persons, who as of the close of the Business Day immediately preceding the Effective Time are shareholders of record of the Parent, the right to receive certain contingent value rights, on the terms and subject to the conditions hereinafter described; and

WHEREAS, the Parent desires that the Rights Agent act as its agent for the purposes of effecting the distribution of the CVRs (as hereinafter defined) to those shareholders of the Parent entitled to receive CVRs and performing the other services described in this Agreement.

NOW THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1.          Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)            the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular;

(b)            all accounting terms used herein and not expressly defined herein shall have the meanings assigned to such terms in accordance with United States generally accepted accounting principles, as in effect on the date hereof;

(c)            the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

(d)            unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders and words denoting natural Persons shall include corporations, limited liability companies, partnerships and other Persons and vice versa;

(e)            all references to “including” shall be deemed to mean including without limitation; and

(f)            capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. The following terms shall have the meanings ascribed to them as follows:

“Accountant” has the meaning set forth in Section 2.8.

“Affiliate” means, with respect to any Person, any Person that controls, is controlled by, or is under common control with such Person.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Minneapolis, Minnesota are authorized or required by Law to be closed for business.

“CVR Escrow” means a segregated escrow account controlled by Parent in which all: (i) Net Proceeds, and (ii) the Reserve Fund amounts, if any, will be held until disbursed pursuant to the terms of this Agreement.

“CVR Payment Amount” means (a)(i) with respect to any Legacy Monetization for which a Disposition Agreement or Qualified LOI is entered into prior to the Effective Time (but, with respect to a Qualified LOI, only if the Legacy Monetization is on terms and conditions that are substantially similar to the terms and conditions set forth in the Qualified LOI), 100% of the Net Proceeds in respect of each respective item of Gross Proceeds received by the Parent or any of its Affiliates regardless of when any such Gross Proceeds are actually received, or (ii) with respect to any Legacy Monetization for which a Disposition Agreement is entered into following the Effective Time (other than in connection with a Qualified LOI), 90% of Net Proceeds in respect of each respective item of Gross Proceeds received by the Parent or any of its Affiliates as a result of any Legacy Monetization regardless of when any such Gross Proceeds are actually received, less (b) any Reserve Fund amounts applicable to each such respective item of Gross Proceeds, which amounts shall be determined as provided in Section 2.5 herein. Notwithstanding the foregoing, any CVR Payment Amount that is less than $200,000 shall be aggregated with the next subsequent CVR Payment Amount, and if not paid prior thereto, included in the Final CVR Payment and, further provided, in no event shall any CVR Payment, including the Final CVR Payment, be made if the CVR Payment Amount would be less than $50,000 in the aggregate.

“CVR Payment Date” means the fifth Business Day after the CVR Payment Determination Date.

“CVR Payment Determination Date” means, for each CVR Payment Period during the term of this Agreement, the earlier of: (i) the date, following the end of such CVR Payment Period, on which the Parent and the CVR Holders’ Representative agree in writing as to the amount of the CVR Payment payable for such period in accordance with Section 2.5; or (ii) the date any dispute with respect to such CVR Payment Amount is resolved pursuant to the provisions of Section 2.5.

“CVR Payment Period” means each calendar quarter during the CVR Term, with the first CVR Payment Period commencing on the date hereof and ending on June 30, 2022.

“CVR Payment Statement” means, for a given CVR Payment Period, a written statement of the Parent, setting forth in reasonable detail, (i) the proposed CVR Payment Amount for such CVR Payment Period, (ii) a description of the total amounts received during such CVR Payment Period from each Legacy Monetization, and (iii) a calculation of any Monetization Expenses during such CVR Payment Period.

“CVR Register” has the meaning set forth in Section 2.4(b).

“CVR Registrar” has the meaning set forth in Section 2.4(b).

“CVRs” means the contingent value rights issued by the Parent as contemplated by this Agreement. Unless otherwise specified herein, for purposes of this Agreement all the CVRs shall be considered as part of and shall act as one class only.

“CVR Term” means the period beginning on the Effective Time and ending on the date that is 24 months following the Effective Time.

“Disposition Agreement” means a definitive agreement, contract or other document entered into by the Parent providing for the sale, transfer, disposition, spin-off, or license of all or any part of the Parent Legacy Assets.

“DTC” means The Depository Trust Company or any successor thereto.

“Effective Time” has the meaning set forth in the Merger Agreement.

“Final CVR Payment” means the CVR Payment Date on which the last CVR Payment related to all the Legacy Monetizations is made.

“Gross Proceeds” means all cash or cash proceeds (and the fair market value, as determined by the Parent as of the time of receipt, of all non-cash consideration such as stock or marketable securities) received by the Parent from a Legacy Monetization.

“Holder” means a Person in whose name a CVR is registered in the CVR Register, and includes any Person who becomes a Holder pursuant to a Permitted Transfer upon such Person’s registry in the CVR Register.

“Legacy Monetization” means the sale, transfer, disposition, spin-off, or license of all or any part of the Parent Legacy Assets, which transaction is consummated during the CVR Term. A Legacy Monetization will also include the distribution of any cash or cash equivalents (“Legacy Cash”) that are a part of the Parent Legacy Assets in any amount that is in excess of the liabilities and obligations relating to Parent or the Parent Legacy Assets at the Effective Time.

“Legacy Shareholders” has the meaning set forth in Section 2.2.

“Monetization Expenses” means:

(a)       any expenses incurred or accrued relating to any unpaid invoice by the Parent or any of its Affiliates as a result of pursuing, negotiating, entering into and closing any Legacy Monetization, fees and out-of-pocket expenses of the Rights Agent and CVR Holders’ Representative and any other brokerage fee, finder’s fee, success fees, transaction fees, service fees, commission, accountant fees, advisor fees, legal fees and similar items in incurred as a result of pursuing, negotiating, entering into and closing any Legacy Monetization, provided, however, that, in each case, in no event shall the Monetization Expenses include any administrative or similar expenses or fees payable by the Parent in connection with its general overhead;

(b)       any applicable Tax (including any applicable value added or sales taxes) imposed on Gross Proceeds and payable by the Parent or any of its Affiliates following the Effective Time (regardless of whether the due date for such Taxes arises during or after the CVR Term) and, without duplication, any income or other similar Taxes payable by the Parent or any of its Affiliates following the Effective Time that would not have been incurred by the Parent or any of its Affiliates but for the Legacy Monetization or Gross Proceeds; provided that such Taxes shall be computed after taking into account any available net operating loss carryforwards or other Tax attributes existing as of the Effective Time actually recognized by the Parent or its Affiliates;

(c)       to the extent not paid with Legacy Cash or by revenue generated solely by the Parent Legacy Assets prior to the closing of the Legacy Monetization, any expenses incurred by Parent or any of its Affiliates in respect of the performance of this Agreement following the Effective Time, including preserving and maintaining any Parent Legacy Assets, indemnification expenses with respect to Parent Legacy Assets, allocation of rent expenses or in respect of its performance of any Contract in connection with any Parent Legacy Assets, including any costs related to the prosecution, maintenance or enforcement by Parent or any of its Affiliates of intellectual property rights in the Parent Legacy Assets;

(d)       any loss, liability, damage, judgment, fine, penalty, cost or expense incurred or reasonably expected to be incurred by or payable by Parent or any of its Affiliates following the Effective Time arising out of any third-party claims, demands, actions, or other proceedings relating to any disposition of Parent Legacy Assets, including indemnification obligations of the Parent or any of its Affiliates set forth in any Disposition Agreement (a “Loss”). To the extent any Loss to Parent is mitigated, in whole or in part, by the receipt of net proceeds from insurance by Parent during the CVR Term, such amounts received shall be treated as Monetization Expenses (as a credit), with net proceeds from insurance calculated as the gross proceeds received by Parent from insurance policies, less expenses incurred or accrued by Parent relating to the collection of such insurance proceeds (including any administrative or similar expense and the costs of employees and consultants of Parent in connection with obtaining such proceeds), less the net present value of anticipated future insurance price increases to Parent in connection with such claims (as determined by Parent’s board of directors), with Parent under no obligation to maintain any insurance or attempt to collect any such insurance payments; and

(e)       to the extent not paid by revenue generated solely by the Parent Legacy Assets prior to the closing of the Legacy Monetization, any Liabilities borne by the Parent or any of its Affiliates pursuant to any Contract or Disposition Agreement primarily related to Parent Legacy Assets, including costs or severance payments and benefits arising from the termination thereof and the termination of employees of Parent whose position related primarily to the Parent Legacy Assets; provided, that obligations under the change in control agreements related to the persons set forth on Schedule 2 shall not constitute Monetization Expenses unless these scheduled individuals are notified of termination of employment or the individuals notify Parent of their intent to terminate their employment prior to the Effective Time.

“Net Proceeds” means, with respect to each respective Legacy Monetization, the excess, if any, of (i) all Gross Proceeds less (ii) all Monetization Expenses. For clarity, to the extent Monetization Expenses exceed Gross Proceeds for any CVR Payment Period, any excess Monetization Expenses shall be applied against Gross Proceeds in subsequent CVR Payment Periods.

“Notice of Objection” has the meaning set forth in Section 2.5(b).

“Parent Legacy Assets” means any and all assets, properties, and equipment of the Parent in existence as of the Effective Time. Notwithstanding the foregoing, Parent may retain and utilize duplicate copies of the books and records of Parent and such duplicated books and records are not Parent Legacy Assets.

“Permitted Transfer” means: (i) a transfer of any or all of the CVRs (upon the death of the Holder) by will or intestacy; (ii) a transfer by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries under the terms of such trust; (iii) transfers made pursuant to a court order of a court of competent jurisdiction (such as in connection with divorce, bankruptcy or liquidation); (iv) a transfer made by operation of law (including a consolidation or merger) or in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (v) a transfer from a participant’s account in a tax-qualified employee benefit plan to the participant or to such participant’s account in a different tax-qualified employee benefit plan or to a tax-qualified individual retirement account for the benefit of such participant; or (vi) a transfer from a participant in a tax-qualified employee benefit plan, who received the CVRs from such participant’s account in such tax-qualified employee benefit plan, to such participant’s account in a different tax-qualified employee benefit plan or to a tax-qualified individual retirement account for the benefit of such participant.

“Person” means any individual, firm, corporation, limited liability company, partnership, trust or other entity, and shall include any successor (by merger or otherwise) thereof or thereto.

“Qualified LOI” means any letter of intent, memorandum of understanding or term sheet, which document includes substantially all of the material terms of the transaction with specificity (such as price, payment terms (including escrows, earn-outs, milestones, working capital or purchase price adjustments or similar matters), employment matters, indemnification terms, covenants and other material terms) that results in a transaction that closes (on substantially similar terms with the same counterparty (or an affiliate or related party thereof) as set forth in such letter of intent, memorandum of understanding or term sheet) within the later of (i) six months after the date of such letter of intent, memorandum of understanding or term sheet or (ii) six months after the Effective Time. For the avoidance of doubt, if a definitive agreement, contract or other document is subsequently entered into by the Parent prior to the Effective Time that provides for the sale, transfer, disposition, spin-off, or license of all or any part of the Parent Legacy Assets and such definitive agreement, contract or other document replaces any such letter of intent, memorandum of understanding or term sheet, the same shall constitute a Disposition Agreement for all purposes herein and not a Qualified LOI.

“Reserve Fund” means, with regard to each particular Legacy Monetization other than a distribution of Legacy Cash, an amount reasonably determined by the Parent, not to exceed: (i) in the case of any Legacy Monetization arising out of a Qualified LOI or for which a Disposition Agreement is entered into prior to the Effective Time, 7.5% of the Gross Proceeds of such Legacy Monetization, and (ii) in the case of any Legacy Monetization for which a Disposition Agreement is entered into following the Effective Time (other than in connection with a Qualified LOI), 6.75% of the Gross Proceeds of such Legacy Monetization, which is to be retained as part of the CVR Escrow in accordance with this Agreement to satisfy any indemnification obligations of the Parent contained in the Disposition Agreement for such Legacy Monetization in excess of any escrow fund established pursuant to the Disposition Agreement for such Legacy Monetization for purposes of satisfying the Parent’s indemnification obligations thereunder.

“Surviving Person” has the meaning set forth in Section 6.1(a).

ARTICLE II
CONTINGENT VALUE RIGHTS

Section 2.1.           Appointment of Rights Agent. The Parent hereby appoints Equiniti Trust Company to act as the Rights Agent for the Parent in accordance with the instructions hereinafter set forth in this Agreement, and the Rights Agent hereby accepts such appointment.

Section 2.2.           Issuance of CVRs. The CVRs shall be issued and distributed by the Rights Agent after the Effective Time to the Persons who as of the close of trading on the Nasdaq Capital Market on the Business Day before the Effective Time are shareholders of record of the Parent (the “Legacy Shareholders”). Each Legacy Shareholder is entitled to one CVR for each share of Parent Common Stock held by such Legacy Shareholder as of the close of the Business Day immediately preceding the Effective Time.

Section 2.3.           Nontransferable. The CVRs may not and shall not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. The CVRs will not be listed on any quotation system or traded on any securities exchange.

Section 2.4.           No Certificate; Registration; Registration of Transfer; Change of Address.

(a)            The CVRs shall be issued in book-entry form only and shall not be evidenced by a certificate or other instrument.

(b)            The Rights Agent shall keep a register (the “CVR Register”) for the registration of CVRs. The Rights Agent is hereby initially appointed as the registrar and transfer agent (the “CVR Registrar”) for the purpose of registering CVRs and transfers of CVRs as herein provided. The CVR Register will initially show one position for Cede & Co. representing shares of Parent Common Stock held by DTC on behalf of the street holders of the shares of Parent Common Stock held by such holders as of the close of the Business Day immediately preceding the Effective Time. The Rights Agent will have no responsibility whatsoever directly to the street name holders with respect to transfers of CVRs. With respect to any payments or issuances to be made under this Agreement, the Rights Agent will accomplish the payment to any former street name holders of shares of Parent Common Stock by sending one lump-sum payment or issuance to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders.

(c)            Subject to the restrictions on transferability set forth in Section 2.3, every request made to effect a Permitted Transfer of a CVR must be in writing and accompanied by a written instrument or instruments of transfer and any other requested documentation in a form reasonably satisfactory to the Parent and the CVR Registrar, duly executed by the registered Holder or Holders thereof or by the duly appointed legal representative thereof. A request for a transfer of a CVR shall be accompanied by such documentation establishing that the transfer is a Permitted Transfer as may be reasonably requested by the Parent and the CVR Registrar (including opinions of counsel), if appropriate. Upon receipt of such written notice, the CVR Registrar shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions herein, register the transfer of the CVRs in the CVR Register. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of the Parent, evidencing the same right and shall entitle the transferee to the same benefits and rights under this Agreement, as those held by the transferor. No transfer of a CVR shall be valid until registered in the CVR Register, and any transfer not duly registered in the CVR Register will be void ab initio. Any transfer or assignment of the CVRs shall be without charge (other than the cost of any transfer Tax which shall be the responsibility of the transferor) to the Holder. The Parent and the Rights Agent may require evidence of payment of a sum sufficient to cover any stamp, documentary, registration, or other Tax or governmental charge that is imposed in connection with any such registration of transfer (or evidence that such Taxes and charges are not applicable).

(d)            A Holder (or the CVR Holders’ Representative, on behalf of a Holder) may make a written request to the CVR Registrar to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder and conform to such other reasonable requirements as the CVR Registrar may from time to time establish. Upon receipt of such proper written notice, the CVR Registrar shall promptly record the change of address in the CVR Register.

(e)            The Parent will provide written instructions to the Rights Agent for the distribution of CVRs to holders of Parent Common Stock as of the close of the Business Day immediately preceding the Effective Time. Subject to the terms and conditions of this Agreement and the Parent’s prompt confirmation of the Effective Time, the Rights Agent shall effect the distribution of the CVRs, less any applicable withholding tax, to each holder of Parent Common Stock as of the Effective Time by the mailing of a statement of holding reflecting such CVRs.

Section 2.5.           Quarterly Payment Procedures During CVR Term.

(a)            No later than 30 days after the end of each CVR Payment Period during the CVR Term in which the Parent received Gross Proceeds, the Parent shall deliver to the CVR Holders’ Representative and Rights Agent a CVR Payment Statement for such CVR Payment Period. In the event the CVR Payment Statement is delivered before ten days after the end of a CVR Payment Period during the CVR Term, it shall be deemed delivered on the tenth day after the end of a CVR Payment Period (the “Earliest Delivery Date”). Concurrent with the delivery of each CVR Payment Statement, the Parent shall provide the CVR Holders’ Representative and Rights Agent with reasonable documentation to support its calculation of the CVR Payment, if any, and Monetization Expenses. Upon the CVR Holders’ Representative’s request, the Parent shall make its accounting personnel available during normal business hours to the CVR Holders’ Representative or its authorized representative to discuss, answer questions and, to the extent available to the Parent, provide written information reasonably related to the calculation of the proposed CVR Payment Amount. Following consideration of the information provided by the Parent, no later than 15 days after the CVR Holders’ Representative’s receipt of all information contemplated by this Section 2.5(a), the CVR Holders’ Representative may deliver a written notice to Parent objecting (with a copy to the Rights Agent) to the calculation of the CVR Payment Amount and Monetization Expenses (a “Notice of Objection”), stating the basis upon which the CVR Holders’ Representative has determined that (i) a CVR Payment Amount is due and payable, or (ii) the calculation of the CVR Payment Amount is in error. Any Notice of Objection shall identify in reasonable detail the nature of any proposed revisions to the CVR Payment. If the CVR Holders’ Representative fails to deliver a Notice of Objection within such

15-day period, the last day of such period shall be the CVR Payment Determination Date. If, after delivery of a Notice of Objection, the Parent and CVR Holders’ Representative informally agree in writing on the amount of the CVR Payment, if any, and calculation of Monetization Expenses, the date of such agreement shall be deemed the CVR Payment Determination Date (provided, that if such date is before the Earliest Delivery Date, the CVR Payment Determination Date shall be the Earliest Delivery Date). If, after 15 days, the Parent and CVR Holders’ Representative are unable to agree informally on the amount of the CVR Payment, if any, and calculation of Monetization Expenses, any dispute arising from the Notice of Objection shall be resolved in accordance with Section 7.4 or by an independent third party valuation expert selected by the Parent and the CVR Holders’ Representative (and subject to the execution of a reasonable and customary confidentiality/nonuse agreement), whose decision shall be binding on the parties hereto and every Holder; and, the date of such decision shall be the CVR Payment Determination Date (provided, that if such date is before the Earliest Delivery Date, the CVR Payment Determination Date shall be the Earliest Delivery Date). The fees charged by the valuation expert referenced in the foregoing sentence shall be allocated between the Parent and the Holders (by deduction from the CVR Payment Amount) in the same proportion that the disputed amount of the CVR Payment Amount that was unsuccessfully disputed by (as finally determined by the valuation expert) bears to the total disputed amount of the CVR Payment Amount.

(b)           On or before each CVR Payment Date, the Parent shall deliver to the Rights Agent and cause the Rights Agent to deliver to the Holders, pro rata as to their CVR holdings, the amount of the indicated CVR Payment Amount. It is understood that all Monetization Expenses shall be applied in full (but without duplication) against respective Gross Proceeds. Any Reserve Fund amounts in the CVR Escrow established for a Legacy Monetization shall be released from such Reserve Fund upon the earlier of: (i) 12 months following the consummation of the applicable Legacy Monetization; and (ii) the expiration of any generally applicable indemnity escrow established for purposes of breaches of the Parent’s representations and warranties in any Disposition Agreement. Thereafter, any such released Reserve Fund amounts shall be included by the Parent in the CVR Payment Amount paid on the next CVR Payment Date.

(c)           All payments by the Parent hereunder shall be made in U.S. dollars. The Parent shall be entitled to deduct and withhold, or cause to be deducted or withheld, from each CVR Payment Amount otherwise payable pursuant to this Agreement, such amounts as Parent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended or succeeded, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant governmental entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made.

(d)           Nothing in this Agreement, including this Section 2.5, shall preclude Parent, CVR Holders’ Representative, and Rights Agent from agreeing to and effectuating a special CVR Payment to Holders prior to the end of a calendar quarter on such terms and conditions as to which they mutually agree.

Section 2.6.          No Voting, Dividends or Interest; Authority Vested in the CVR Holders’ Representative; No Equity or Ownership Interest in Parent.

(a)           The CVRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable on the CVRs.

(b)           The CVRs shall not represent any equity or ownership interest in the Parent (or in any constituent company to the Merger) or in any Parent Legacy Assets or other asset. It is hereby acknowledged and agreed that the CVRs shall not represent a security of the Parent. The rights or remedies of the holders of CVRs are contractual rights limited to those expressly set forth in this Agreement, and such Holders’ sole right to receive property is the right to receive cash from the Parent in accordance with the terms hereof.

(c)           The CVR Holders’ Representative is the exclusive representative, agent and attorney-in-fact of each Holder and all Holders to represent the rights of the Holders under this Agreement. No Holder may challenge or contest any action, inaction, determination or decision of the CVR Holders’ Representative or the authority or power of the CVR Holders’ Representative and will not threaten, bring, commence, institute, maintain, prosecute or voluntarily aid any action, which challenges the validity of or seeks to enjoin the operation of any provision of this Agreement, including the provisions relating to the authority of the CVR Holders’ Representative to act on behalf of such Holder and all Holders as set forth in this Agreement.

(d)           It is hereby acknowledged and agreed that the CVRs and the possibility of any payment hereunder with respect thereto are highly speculative and subject to numerous factors outside of the Parent’s control, and there is no assurance that Holders will receive any payments under this Agreement or in connection with the CVRs. It is also hereby acknowledged and agreed that it is highly possible that no Legacy Monetization will occur prior to the expiration of the CVR Term and that there will not be any Gross Proceeds that may be the subject of a CVR Payment Amount.

Section 2.7.           Discretion and Decision-Making Authority; No Fiduciary Duty.

(a)           Until the expiration of the CVR Term, the CVR Holders’ Representative and the Parent shall cooperate to use commercially reasonable efforts to pursue Legacy Monetizations, and the CVR Holders’ Representative shall have the final discretion and decision making authority, not to be unreasonably withheld, over the final terms of each Legacy Monetization, including the particular manner, and upon what terms and conditions each Legacy Monetization is consummated; provided, that, any such Legacy Monetization shall require the Parent to execute the Disposition Agreement (so long as such Disposition Agreement does not include unreasonable burdens or obligations on the Parent). In furtherance of the foregoing:

 (i)            the Parent shall not, before the expiration of the CVR Term, sell, transfer, dispose, spin-off, or license any Parent Legacy Assets or use Legacy Cash, except pursuant to a Legacy Monetization agreed to by the CVR Holders’ Representative or in the ordinary course of business of the Parent Legacy Assets consistent with past practice;

 (ii)           the Parent shall not before the expiration of the CVR Term terminate or intentionally materially negatively impact the Parent Legacy Assets, including by failing to preserve and maintain the Parent Legacy Assets, without the prior written approval of the CVR Holders’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed; and

 (iii)          the Parent shall pay $50,000 to the CVR Holders’ Representative at the Effective Time as compensation for services rendered by the CVR Holders’ Representative pursuant to this Agreement.

(b)           The CVR Holders’ Representative, after good faith discussions with Parent, shall be entitled to be reimbursed from the CVR Escrow for direct costs and expenses related to any Legacy Monetization.

(c)           It is acknowledged and agreed that neither the Parent nor its Affiliates owe, by virtue of their obligations under this Agreement, a fiduciary duty or any implied duties to the Holders and the parties hereto, and the Parent and its Affiliates intend solely the express provisions of this Agreement to govern their contractual relationship with respect to the CVRs. It is acknowledged and agreed that this Section 2.7(c) is an essential and material term of this Agreement. Except as expressly set forth herein, none of the Parent or any of its Subsidiaries shall have any obligation or liability whatsoever to any Holder relating to or in connection with any action, or failure to act, with respect to the sale of the Parent Legacy Assets. Following the CVR Term, the Parent shall be permitted to take any action in respect of the Parent Legacy Assets in order to satisfy any wind-down Liabilities associated with the Parent Legacy Assets.

Section 2.8.          Audit Right and Information Rights.

(a)           Prior to the termination of this Agreement, upon not less than 45 calendar days’ prior written request by the CVR Holders’ Representative, the Parent shall meet at reasonable times during normal business hours with the CVR Holders’ Representative to discuss the content of any CVR Payment Statement. Such meeting shall not be requested more frequently than twice each calendar year. The Parent agrees to maintain, for at least one year after the last possible Legacy Monetization, all books and records relevant to the calculation of a CVR Payment Amount and the amount of Net Proceeds. Prior to the termination of this Agreement (but not requested more frequently than once per calendar year), subject to not less than 45 calendar days advance written notice from the CVR Holders’ Representative and prior execution and delivery by it and an independent accounting firm of national reputation chosen by the CVR Holders’ Representative (the “Accountant”) of a reasonable and customary confidentiality/nonuse agreement, the Parent shall permit the CVR Holders’ Representative and the Accountant, acting as agent of the CVR Holders’ Representative, at the CVR Holders’ Representative’s cost, to have access during normal business hours to the books and records of the Parent as may be reasonably necessary to (and for the sole purpose) audit the calculation of such CVR Payment Amount or the calculation of the amount of Net Proceeds.

(b)           Commencing at the Effective Time and ending on the Final CVR Payment date, the CVR Holders’ Representative will have reasonable access to the schedule of deposits and releases regarding the CVR Escrow.

Section 2.9.          Termination. This Agreement will expire and be of no force or effect, the parties hereto will have no liability hereunder (other than with respect to monies due and owing by the Parent to the CVR Holders’ Representative, if applicable, and the Rights Agent or any other rights of the Rights Agent which expressly survive the termination of this Agreement), and no additional payments will be required to be made (and the CVRs will expire without any consideration or compensation therefor), upon the earlier of (a) the payment of the full amount of all CVR Payment Amounts to the Rights Agent and the payment of the full amount of all CVR Payment Amounts to the Holders by the mailing by the Rights Agent of each applicable CVR Payment Amount to each Holder at the address reflected in the CVR Register and (b) the expiration of the CVR Term; provided that this Agreement shall remain in effect and not limit the right of Holders to receive the CVR Payment Amounts to the extent earned prior to the expiration of this Agreement or held in the CVR Escrow or Reserve Fund, and the provisions applicable thereto will survive the expiration of this Agreement until such CVR Payments have been made, if applicable.

Section 2.10.       Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to the Parent with or without consideration therefor. Nothing in this Agreement is intended to prohibit the Parent from offering to acquire CVRs for consideration in its sole discretion.

ARTICLE III
THE RIGHTS AGENT; THE CVR HOLDERS’ REPRESENTATIVE

Section 3.1.          Certain Duties and Responsibilities of the Rights Agent. The Rights Agent shall not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful misconduct or gross negligence (as determined by a final, non-appealable judgment of a court of competent jurisdiction). No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.

Section 3.2.          Certain Rights of Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent. The Rights Agent will report to both the CVR Holders’ Representative and Parent. In addition:

(a)           the Rights Agent may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b)           the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(c)           in the event of arbitration, the Rights Agent may engage and consult with tax experts, valuation firms and other experts and third parties that it, in its sole and absolute discretion, deems appropriate or necessary to enable it to discharge its duties hereunder;

(d)           the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises; and

(e)           the Parent agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with the Rights Agent’s duties under this Agreement, including the costs and expenses of defending the Rights Agent against any claims, charges, demands, suits or loss, unless such loss shall have been determined by a court of competent jurisdiction to be a result of the Rights Agent’s willful misconduct or gross negligence or for the fees of counsel and expenses in connection with any lawsuit initiated by the Rights Agent on behalf of itself or the Holders.

(f)            The Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement, as set forth on Schedule 1 hereto, and (ii) to reimburse the Rights Agent for all taxes and governmental charges, reasonable expenses and other charges of any kind and nature incurred by the Rights Agent in the execution of this Agreement (other than taxes measured by the Rights Agent’s net income). The Rights Agent shall also be entitled to reimbursement from the Parent for all reasonable and necessary out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder. An invoice for the agreed-upon fee of the Rights Agent as set forth on Schedule 1 will be rendered a reasonable time prior to, and paid on, the Effective Time. The foregoing shall not apply to the extent an expense has been determined by a decision of a court of competent jurisdiction to have resulted from the Rights Agent’s gross negligence or willful misconduct. An invoice for any out-of-pocket expenses and per item fees realized will be rendered and payable within 30 days after receipt by the Parent.

Section 3.3.          Resignation and Appointment of Successor Rights Agent.

(a)           The Rights Agent may resign at any time by giving written notice thereof to the Parent specifying a date when such resignation shall take effect, which notice shall be sent at least 30 days prior to the date so specified.

(b)           If the Rights Agent resigns or become incapable of acting, the Parent shall promptly appoint a qualified successor Rights Agent who may be the CVR Holders’ Representative or a Holder but shall not be an officer of the Parent. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with this Section 3.3(b), become the successor Rights Agent.

(c)           The Parent shall give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail, postage prepaid, to the CVR Holders’ Representative. The CVR Holders’ Representative shall forward such notice to the Holders.

Section 3.4.           Acceptance of Appointment by Successor Rights Agent. Every successor Rights Agent appointed hereunder shall execute, acknowledge and deliver to the Parent, the CVR Holders’ Representative and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent; provided, that upon the request of Parent, the CVR Holders’ Representative or the successor Rights Agent, such retiring Rights Agent shall execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.

Section 3.5.         Certain Limitations on the Duties and Responsibilities of the CVR Holders’ Representative. The CVR Holders’ Representative shall not have any liability of any kind to the Holders, or any Person claiming an interest in any Holder’s entitlement to proceeds from the CVRs, with respect to any action or omission by the CVR Holders’ Representative in connection with or related to the CVR Holders’ Representative’s services pursuant to this Agreement, except to the extent of his or her willful misconduct or gross negligence (as determined by a final, non-appealable judgment of a court of competent jurisdiction). No provision of this Agreement shall require the CVR Holders’ Representative Agent to expend or risk personal funds or otherwise incur any financial liability in the performance of any of duties hereunder or in the exercise of any of the rights or powers of the CVR Holders’ Representative.

Section 3.6.           Certain Rights of the CVR Holders’ Representative. The CVR Holders’ Representative undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the CVR Holders’ Representative. In addition:

(a)            the CVR Holders’ Representative may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b)            the CVR Holders’ Representative may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(c)            in the event of arbitration, the CVR Holders’ Representative may engage and consult with tax experts, valuation firms and other experts and third parties that it, in its sole and absolute discretion, deems appropriate or necessary to enable it to discharge its duties hereunder;

(d)            the CVR Holders’ Representative shall be entitled to receive indemnification exclusively from Legacy Monetizations for any loss, liability, claim, demands, suits or expense arising out of or in connection with duties under this Agreement, including the costs and expenses of defense against any claims, charges, demands, suits or loss, unless such loss shall have been determined by a court of competent jurisdiction to be a result of the CVR Holders’ Representative willful misconduct or gross negligence.

ARTICLE IV
COVENANTS

Section 4.1.           List of Holders. The Parent shall cause its Registrar and Transfer Agent to furnish to the Rights Agent the names, addresses and shareholdings of the Holders as of the close of the Business Day immediately preceding the Effective Time. The Parent shall cause the CVR Registrar to promptly provide a copy of the CVR Register to the CVR Holders’ Representative upon reasonable request.

Section 4.2.           Provision of CVR Payment Amounts. The Parent shall promptly provide, but in no event later than each CVR Payment Date, to the Rights Agent with the applicable cash payable in respect of the applicable CVR Payment Amount, if any, to be distributed to the Holders in accordance with the terms of this Agreement.

Section 4.3.          Assignments. The Parent shall not, in whole or in part, assign any of its obligations under this Agreement other than in accordance with the terms of Section 6.1 or Section 7.2 hereof. At any time, the CVR Holders’ Representative may assign any of its rights or obligations under this Agreement (or this Agreement in its entirety) to any third party (reasonably acceptable to the Parent) to serve as a successor CVR Holders’ Representative, provided that such assignee executes a written joinder to this Agreement assuming the rights and duties of the CVR Holders’ Representative.

Section 4.4.          Records. The Parent shall, and shall cause its Affiliates to, keep true, complete and accurate records in sufficient detail to enable the Holders and their consultants or professional advisors to confirm (a) whether any payments related to any Legacy Monetization giving rise to any CVR Payment Amounts have been received by Parent or its successors or Affiliates and (b) the applicable CVR Payment Amount payable to each Holder hereunder in accordance with the terms specified in this Agreement.

Section 4.5.           No Encumbrances. Until the expiration of the CVR Term and the payment of the CVR Final Payment, the Parent shall not, and not permit any Subsidiary of Parent to, create or permit to exist any Encumbrance on any of the Parent Legacy Assets, including any Legacy Cash and equity of any Subsidiary of Parent that was a Subsidiary of Parent prior to the Effective Time.

ARTICLE V
AMENDMENTS

Section 5.1.          Amendments without Consent of Holders. Without the consent of any Holders or of the CVR Holders’ Representative (except as to items described in (b), (d), (g) and (h) below, which shall require the prior written consent of the CVR Holders’ Representative), the Parent, at any time and from time to time after the Effective Time, may unilaterally execute and implement one or more amendments hereto, provided, that notwithstanding anything in this Agreement to the contrary, the Rights Agent may, but shall not be obligated to, enter into any supplement or amendment that materially and adversely affects the Rights Agent’s own rights, duties, obligations or immunities under this Agreement:

(a)            to evidence the succession of another Person to the Parent and the assumption by any such successor of the covenants of the Parent herein, in a transaction contemplated by Section 6.1 hereof;

(b)            to evidence the appointment of another Person as a successor Rights Agent and the assumption by any successor Rights Agent of the covenants and obligations of the Rights Agent herein in accordance with the provisions hereof;

(c)            to add to the covenants of the Parent such further covenants, restrictions, conditions or provisions as the Parent and the Rights Agent consider to be for the protection and benefit of the Holders; provided that in each case, such provisions do not adversely affect the interests of the Holders;

(d)            to cure any ambiguity, to correct or supplement any provision in this Agreement that may be defective or inconsistent with any other provision in this Agreement, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(e)            as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act or the Exchange Act and the rules and regulations promulgated thereunder, or any applicable foreign or state securities or “blue sky” laws; provided that, in each case, such amendment does not adversely affect the interests of the Holders;

(f)             as may be necessary or appropriate to ensure that the Parent is not required to produce a prospectus or an admission document in order to comply with applicable Law;

(g)            to cancel the applicable CVRs (i) in the event that any Holder has abandoned its rights in accordance with this Agreement or (ii) following a transfer of such CVRs to the Parent or its Affiliates in accordance with this Agreement;

(h)            to effect any other amendment to this Agreement for the purpose of adding, eliminating or changing any provisions of this Agreement; provided that, in each case, such amendment does not adversely affect the interests of the Holders; or

(i)             as may be necessary or appropriate to ensure that the Parent complies with applicable Law.

Promptly after the execution by the Parent of any amendment pursuant to the provisions of this Section 5.1, the Parent shall provide a copy of such amendment to the CVR Holders’ Representative.

Section 5.2.           Amendments with Consent of Holders. Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders or of the CVR Holders’ Representative), with the consent of not less than a majority of the outstanding CVRs, whether evidenced in writing or taken at a meeting of the Holders, the CVR Holders’ Representative, the Parent and the CVR Holders’ Representative may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is in any way adverse to the interests of the Holders. The Parent and the Rights Agent agree to fully cooperate with the CVR Holders’ Representative in soliciting and obtaining the consent of the Holders as required by this Section. Promptly after the execution by the Parent, the CVR Holders’ Representative and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, the Parent will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth in general terms the substance of such amendment.

Section 5.3.           Effect of Amendments. Upon the execution of any amendment under this Article V, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

ARTICLE VI
CONSOLIDATION, MERGER, SALE OR CONVEYANCE

Section 6.1.           Parent May Consolidate, Etc. The Parent shall not consolidate with or merge into any other Person (other than a merger or consolidation where the Parent is the surviving corporation), unless:

(a)            the Person formed by such consolidation or into which the Parent is merged, (the “Surviving Person”) shall expressly assume payment (if and to the extent required hereunder) of amounts on all the CVRs and the performance of every duty and covenant of this Agreement on the part of the Parent to be performed or observed; and

(b)            the Parent has delivered to the CVR Holders’ Representative and the Rights Agent an Officer’s Certificate, stating that such consolidation or merger complies with this Article VI and that all conditions precedent herein provided for relating to such transaction have been complied with.

Section 6.2.            No Allocation to Parent Legacy Assets. No transaction described in Section 6.1 shall give, and the Merger shall not give, the Holders the right to a CVR Payment Amount.

Section 6.3.            Successor Substituted. Upon any consolidation of or merger by the Parent with or into any other Person, the Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, the Parent under this Agreement with the same effect as if the Surviving Person had been named as Parent herein.

ARTICLE VII
OTHER PROVISIONS OF GENERAL APPLICATION

Section 7.1.             Notices. Any notice, report, request, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be addressed as follows:

(a)              if to a Holder or any or all Holders or the CVR Holders’ Representative, addressed to the CVR Holders’ Representative at:

Richard A. Primuth
[redacted]
[redacted]
	Telephone:	[redacted]
	Email:	[redacted]

with a copy (which will not constitute notice) to:

Ballard Spahr LLP
80 S. 8th Street, Suite 2000
Minneapolis, MN 55402
	Attn.:	Barbara Rummel
Peter Jaslow
	Telephone:	(612) 371-3211
	Facsimile:	(612) 371-3207
	Email:	rummelb@ballardspahr.com
jaslowp@ballardspahr.com

(b)	if to the Parent, addressed to it at:

Pineapple Energy
315 Lake Street East
Wayzata, Minnesota 55391
Attn.: Chief Executive Officer
Telephone: [redacted]
Email: [redacted]

with a copy (which will not constitute notice) to:

Faegre Drinker Biddle & Reath LLP
2200 Wells Fargo Center
90 S. 7th Street
Minneapolis, MN 55402-3901
	Attn.:	Steven Kennedy
Jonathan Zimmerman
Jonathan Nygren
	Telephone:	(612) 766-7000
	Facsimile:	(612) 766-1600
	Email:	Steven.Kennedy@FaegreDrinker.com
Jon.Zimmerman@FaegreDrinker.com
Jon.Nygren@FaegreDrinker.com

(c)	if to the Rights Agent, addressed to it at:

Equiniti Trust Company dba EQ Shareowner Services 1110 Centre Pointe Curve, Suite #101 Mendota Heights, MN 55120 Attn: Account Management Team Telephone: [redacted] Email: [redacted]

or, in each case, to the most recent address, specified by written notice, given to the sender pursuant to this Section.

All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered (i) three Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable overnight courier service, (iii) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission (provided, no “bounce back” or similar message of non-delivery is received with respect thereto) or (iv) if sent by email transmission after 6:00 p.m. recipient’s local time and no “bounce back” or similar message of non-delivery is received with respect thereto, the Business Day following the date of transmission; provided, that, in each case, the notice or other communication is sent to the physical address or email address set forth next to the name of such Party above (or to such other physical address or email address as such Party shall have specified in a written notice given to the other Parties hereto).

Section 7.2.             Successors and Assigns. All covenants and agreements in this Agreement by the Parent shall bind its successors and assigns, whether so expressed or not. The Parent may not assign this Agreement without the prior written consent of the CVR Holders’ Representative. All covenants and agreements in this Agreement by the CVR Holders’ Representative shall bind his successors, whether so expressed or not. In the event the CVR Holders’ Representative resigns (without assigning its rights or obligations to a successor CVR Holders’ Representative), dies or is incapacitated, a successor CVR Holders’ Representative shall be elected by a majority in interest of the Holders.

Section 7.3.             Benefits of Agreement. The Parent and the Rights Agent hereby agree that the respective covenants and agreements set forth herein are intended to be for the benefit of, and shall be enforceable by, the CVR Holders’ Representative (on behalf of itself and the Holders) and the Holders, acting by the written consent of Holders of not less than a majority of the then-outstanding CVRs, all of whom are intended third-party beneficiaries hereof. Nothing in this Agreement, express or implied, will give to any Person (other than the Rights Agent, the Parent, the Parent’s successors and permitted assignees, and the Holders and their respective successors and permitted assignees) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the Rights Agent, the Parent, the Parent’s successors and permitted assignees, and the Holders and their respective successors and permitted assignees. The rights of Holders are limited to those expressly provided in this Agreement and the Merger Agreement.

Section 7.4.             Legal Proceedings; Governing Law. This Agreement and the CVRs shall be governed by and construed in accordance with the internal laws of the State of Minnesota in connection with any legal proceedings arising hereunder without giving effect to any choice or conflict of law provision or rule (whether of the State of Minnesota or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Minnesota. Each of the parties to this Agreement (i) consents to submit itself to the exclusive personal jurisdiction of the state and federal courts located in Minneapolis, Minnesota (the “Chosen Court”) in any action or proceeding arising out of or relating to this Agreement or the CVRs, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such Chosen Court, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such Chosen Court, and (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 7.1. Nothing in this Section 7.4, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

Section 7.5.           Legal Holidays. In the event that a CVR Payment Date shall not be a Business Day, then, notwithstanding any provision of this Agreement to the contrary, any payment required to be made in respect of the CVRs on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the CVR Payment Date.

Section 7.6.           Severability Clause. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the arbitration forum or other tribunal making such determination is authorized and instructed to modify this Agreement so as to effect the original intent of the parties as closely as possible so that the transactions and agreements contemplated herein are consummated as originally contemplated to the fullest extent possible.

Section 7.7.           Entire Agreement. This Agreement represents the entire understanding of the parties hereto with reference to the CVRs and the subject matter of this Agreement and supersedes any and all other prior or contemporaneous oral or written agreements made with respect to the CVRs or this Agreement, except for the Merger Agreement. If and to the extent that any provision of this Agreement is inconsistent with or conflicts with the Merger Agreement, this Agreement shall govern and be controlling.

Section 7.8.           Interpretation. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no provision of this Agreement shall be interpreted for or against a party because that party or its attorney drafted the provision.

Section 7.9.           Force Majeure. Notwithstanding anything to the contrary contained herein, none of the Rights Agent, the Parent or any of its Subsidiaries will be liable for any delays or failures in performance resulting from acts beyond its reasonable control including acts of God, pandemics (including COVID-19), terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunctions of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war or civil unrest.

Section 7.10.       WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS

AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.10.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Contingent Value Rights Agreement as of the day and year first above written.

Communications Systems, Inc.

By:	/s/ Mark D. Fandrich
Name:	Mark D. Fandrich
Title:	Chief Financial Officer

Equinity Trust Company

By:	/s/ Martin J. Knapp
Name:	Martin J. Knapp
Title:	SVP, Relationship Director

CVR Holders’ Representative

/s/ Richard A. Primuth
Name:	Richard A. Primuth

Schedule 1

See attached Transfer Agent Services Fee Schedule and Annual Estimate

Schedule 2

Mark D. Fandrich

Scott Fluegge

Kristin A. Hlavka